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Adams Respiratory Therapeutics Elects Kirk K. Calhoun to Board of Directors
CHESTER, N.J. (Oct. 3, 2005) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT), today announced the election of Kirk K. Calhoun, retired partner of Ernst & Young LLP, as a member of its Board of Directors and Chairman of the Audit Committee. His appointment is effective October 1, 2005.
Calhoun, 61, served for 27 years as a partner of Ernst & Young LLP until his retirement in June 2002. Calhoun has global experience in industries such as biotechnology, pharmaceutical and manufacturing. In particular, Calhoun has broad knowledge of audit committee functions and responsibilities and has counseled on complex accounting matters and strategic business issues.
“Kirk’s extensive background in accounting oversight makes him an outstanding addition to our board,” said Michael J. Valentino, president and chief executive officer. “His experience and good judgment will be a valuable asset to us as we move forward as a public company.” Calhoun is also a member of the Board of Directors of American Pharmaceutical Partners, Inc., Aspreva Pharmaceuticals Corporation and Myogen, Inc.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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